Exhibit (p)(27)

LEGG MASON, INC.
CODE OF CONDUCT

I. Introduction

This Code of Conduct (the "Code") sets out basic principles to guide the day-to-day business activities of directors, officers and employees of Legg Mason, Inc. and its subsidiaries (collectively the "Company" or "Legg Mason"). The overall policy underlying this Code is that Legg Mason expects that its directors, officers and employees ("Covered Persons") will follow the highest standards of honest conduct and business ethics in all aspects of their activities on behalf of the Company and that they will not cheat, lie to or steal from the Company, its stockholders, clients, vendors or fellow directors, officers or employees. In addition, all Covered Persons are expected to comply with the spirit and letter of all applicable laws, regulations and Company policies, and be sensitive to, and act appropriately in, situations that may give rise to actual as well as apparent conflicts of interest or violations of this Code.

This Code operates in conjunction with all other Legg Mason policies and procedures. When this Code conflicts with another Company policy or procedure, the more restrictive provision shall apply. This Code is not intended to cover every ethical issue that a Covered Person may confront while working for Legg Mason. Covered Persons are expected to use sound judgment and act in accordance with the highest ethical standards when confronted with ethical issues that are not covered by this Code, other applicable Company policies and procedures or any law or regulation.

This Code applies to all Covered Persons (including temporary employees) of Legg Mason. Each Covered Person must become familiar with the requirements of this Code and with all other Company policies and procedures applicable to that person's business unit.

II. Compliance with Laws and Regulations

The financial services industry is governed by numerous laws and regulations adopted by a variety of governments, government agencies, regulators and other entities. Legg Mason, as a participant in the financial services industry, is subject to many of these laws and regulations. Obeying both the letter and spirit of all applicable laws and regulations is critical to the Company's ability to accomplish its objectives. In everything that they do on behalf of Legg Mason, Covered Persons must use care not to violate any law or regulation. Each Covered Person is responsible to know, understand and follow the laws and regulations that apply to his or her responsibilities on behalf of the Company. While no Covered Person is expected to be an expert on all applicable laws and regulations, they are expected to know the laws and regulations well enough to recognize when an issue arises and to seek the advice of Legg Mason's Legal Department.

III. Conflicts of Interest

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Covered Persons must act in the best interests of the Company. A "conflict of interest" may occur when a person's personal interests interfere with, or appear to interfere with, the interests of Legg Mason, its stockholders or its clients. Similarly, a conflict of interest may also occur when a person's personal interests interfere with that person's ability to objectively and effectively perform his or her services for the Company. The overarching conflicts of interest principle is that the personal interests of a Covered Person must not be placed improperly before the interests of Legg Mason, its stockholders or its clients.

In adhering to this principle, Covered Persons:

o may not use personal influence or personal relationships improperly to influence financial reporting by the Company;

o may not improperly cause the Company to take action, or fail to take action, for the personal benefit of the Covered Person rather than for the benefit of Legg Mason;

o may not improperly use their positions with Legg Mason, or information that belongs to the Company or its clients, for personal gain.

o may not bind Legg Mason to any agreement or arrangement with an entity in which the Covered Person, directly or through family members, has any material economic interest;

o must disclose to his or her business unit or department management any situation of which they become aware in which the Company is entering into an arrangement or agreement with an entity in which the Covered Person, directly or through family members, has any material economic interest; and

o should avoid any activities, interests or associations outside the Company that could impair their ability to perform their work for Legg Mason objectively and effectively, or that could give the appearance of interfering with their responsibilities on behalf of the Company.

Although it is not possible to foresee every potential conflict of interest that may arise, Covered Persons must be sensitive to actual or potential conflicts and bring them to the attention of management of their business unit or department, and management should solicit the advice of the Legg Mason Legal Department when confronted with conflict of interest issues. Wherever possible, situations in which a conflict of interest exists, or appears to exist, should be avoided. Where conflicts of interest cannot be avoided, they must be disclosed to management and handled in an ethical way so as to avoid any perception of impropriety.

IV. Corporate Opportunities

Covered Persons are required to advance the interests of the Company. When a
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Covered Person becomes aware of a financial opportunity as a result of that person's relationship with the Company, or through the use of Legg Mason property, that opportunity belongs to the Company. No Covered Person may take for himself or herself any opportunity for the sale or purchase of products, services or interests that belongs to the Company. If a Covered Person is presented with an investment opportunity in his or her capacity as a representative of the Company, the Covered Person may personally take advantage of the opportunity (i) if it is not a discrete opportunity (that is, if the Covered Person's investment will in no way affect the availability of the opportunity for the Company), only if the investment opportunity is presented to the Legg Mason, Inc. Risk Management Committee for its consideration on behalf of the Company or (ii) if it is a discrete opportunity (that is, the Covered Person's investment will affect the availability of the opportunity for the Company), only if the Legg Mason, Inc. Risk Management Committee has declined, on behalf of the Company, to participate in the opportunity.

V. Gifts and Entertainment Related to Company Business

When a Covered Person accepts a gift (including entertainment) from anyone who has, or is seeking to have, a business relationship with the Company, it can create a situation in which the personal interests of the Covered Person may conflict, or appear to conflict, with the interests of the Company. Because of this, Covered Persons must use caution in accepting gifts from clients, suppliers or other third parties that have, or are seeking to have, a business relationship with the Company. While accepting gifts from these parties is not prohibited, Covered Persons may not accept gifts from customers, suppliers or other entities that have, or are seeking to have, a business relationship with the Company if the gifts exceed what is reasonable and customary under the circumstances of the business relationship. In no case may a Covered Person accept a gift if that person feels that he or she is obligated to repay the donor with corporate business. When an employee accepts a gift (excluding entertainment) with a value in excess of a modest amount from anyone who has, or is seeking to have, a business relationship with the Company, the Covered Person must report the gift to his or her supervisor at the Company. If a Covered Person were to solicit a gift (including entertainment) from a third party as a condition to that third party receiving a benefit from the Company, it would violate the Code requirement that Covered Persons not use their positions at the Company for personal gain. In addition, in many situations such an action may violate laws or regulations. Accordingly, Covered Persons may not solicit, encourage or receive a payment, contribution, gift or favor that may influence a business decision. In addition, no Covered Person may accept a gift if he or she believes that the donor feels he or she must provide the gift in order to obtain business from or with the Company.

If the Company, or a Company representative, provides a gift (including entertainment) to a representative of an entity that has, or may have, a business relationship with the Company, the gift may be viewed as being provided to improperly influence the person to further the Company's interests in the relationship at the expense of those of the entity that the person represents. While gifts in these situations are not prohibited, Covered Persons may not make any gifts to employees of customers, suppliers or other entities that have, or may have, a business

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relationship with the Company if the gifts exceed what is reasonable and customary under the circumstances of the business relationship or is prohibited by law or regulation. In no event may a Covered Person make, or participate in making, any gifts (including payments) intended to cause or improperly influence an individual, company or government official to act in a way that gives the Company an advantage. Any such gift or payment would constitute a violation of this Code and may violate laws or regulations.

Governments in the United States and other jurisdictions have laws governing relationships of businesses with governments and government agencies. If the Company were to violate these laws, the penalties to the Company and any involved Covered Person could be severe. Accordingly, Covered Persons must be careful not to authorize, offer or make, either personally or on behalf of the Company, any illegal gift (including payments), directly or indirectly, to any government official or any employee of a government, government agency or government controlled enterprise.

VI. Confidential Information

Participants in the financial services industry have access to confidential information of clients, suppliers and others. Examples of the types of confidential information to which the Company has access as part of its business include personal financial information of individual clients, business financial and strategic information of corporate clients, nonpublic information about pending transactions and pricing information from suppliers.

Protecting the confidentiality of the confidential information to which the Company has access is critical to the Company's relationships with its clients and its ability to compete in the marketplace. Furthermore, numerous laws and regulations prohibit disclosure of various types of confidential information of clients or others. In addition to confidential information of third parties, Covered Persons may also have access to proprietary information of the Company in the course of their relationships with the Company, including information about the Company's financial condition or results, business strategies and business products or services. Disclosure of proprietary information could cause severe harm to the Company, including to its ability to compete effectively in the marketplace. In order to ensure that confidential information is appropriately protected, Covered Persons may not disclose or misuse confidential information of third parties or the Company's confidential proprietary information to which they gain access through their relationships with the Company, except when disclosure is authorized by the Company or the person to whom the information belongs, or is required by law.

VII. Insider Trading

Trading the securities of any company while in possession of material, non-public information about that company is generally prohibited by the securities laws of the United States, the laws of many other countries and Company policy. Information about a company should be considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making a decision whether to buy or sell securities of that company, or if disclosure of the information could

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reasonably be expected to affect the price of the company's securities.
Information about a company should be considered "non-public" if it has not been publicly disclosed or released. A person or company that illegally trades in securities of a company while in possession of material, non-public information about that company may be subject to severe sanctions including civil penalties, fines and imprisonment. In order to ensure that the Company and its representatives comply with their obligations with respect to insider trading, Covered Persons who come into, or who believe they have come into, possession of material, non-public information about a company should not execute or recommend the execution of any trade in the securities of that company without first consulting their business unit or department's compliance department or the Legg Mason Legal Department to determine whether the trade may be allowed under applicable laws and policies. This admonition applies to trades in the Company's securities as well as securities of any other company. Further, this admonition applies to transactions for the account of the Company, for the account of any client or for the account of any Covered Person or any spouse, child or others living in the same household as a Covered Person.

VIII. Fair Dealing

It is the Company's policy to compete aggressively in each business in which it is engaged, but to compete ethically, fairly and honestly. The Company seeks to succeed through superior performance, service, diligence, effort and knowledge, not through unfair advantage. To this end, the Company is committed to dealing fairly with its clients, customers, vendors, competitors and employees. No Covered Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information or misrepresentation of material fact.

IX. Safeguarding Assets and Property

The Company's assets and properties represent a key portion of the Company's value as an enterprise and are very important to the Company's ability to conduct its business. The Company's assets and properties include both physical assets such as cash, securities, physical property and equipment and intangible assets such as business strategies and plans, intellectual property, services and products. Each Covered Person is responsible for safeguarding the Company's assets and properties that are under his or her control. Theft of, or fraudulently obtaining Company assets or property is forbidden under applicable laws and company policies, and any suspected theft or misappropriation of Company assets or property should be reported to the Legg Mason Legal Department immediately for investigation. Furthermore, except where permitted by the Company, Covered Persons should not abuse Company assets or property for their personal benefit. In addition to protecting the Company's assets and property from theft or misuse, Covered Persons should be careful not to needlessly waste any Company assets or property.

As part of its business, Legg Mason routinely comes into possession of property of clients, vendors and other third parties. It is vitally important to the Company's business and reputation that all client property that comes into the Company's

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possession is protected and maintained. Each Covered Person is responsible for safeguarding the properties, belonging to clients, vendors and other third parties, that are under his or her control.

X. Accuracy of Books and Records

Legg Mason's securities are publicly traded on the New York Stock Exchange or in other public markets. As such, Legg Mason is subject to numerous regulations regarding its books and business records. These regulations require that Legg Mason maintain accurate and complete business records, books and data that reflect in a timely manner every business transaction involving the Company. Each Covered Person is responsible to ensure the accuracy and completeness of any business information, reports and records under his or her control. No Covered Person may intentionally make false or misleading entries in any of the Company's books and records. In providing information to be included in Legg Mason's books and records, Covered Persons must be candid and accurate. Maintaining accurate books and records is the first step in ensuring that Legg Mason's financial statements are prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Company.

XI. Accurate Public Disclosure and Reporting

There are a number of laws and regulations that require companies with securities that are publicly traded to communicate with the public in a manner that provides the public with information that is accurate in all material respects. It is Legg Mason's policy to report accurately and honestly information to stockholders, investors and regulators. If Legg Mason were to engage in fraudulent or misleading public reporting, it could cause severe damage to the Company's reputation and to its stockholders, and could result in civil and criminal penalties to Legg Mason, the individuals involved or both. Therefore, each Covered Person who is involved in preparation or review of materials that are disseminated to the public must use caution to ensure that the information in the materials is truthful and accurate in all material respects. No Covered Person may knowingly misrepresent, or knowingly cause others to misrepresent, facts about Legg Mason in Company communications with the public. If a Covered Person becomes aware of any materially inaccurate or misleading statement in a public communication from the Company, he or she should report it immediately to Legg Mason's General Counsel. If the Company does not respond to the report in a timely manner, or if the Covered Person believes that reporting to the General Counsel would be futile, the Covered Person should report it to the Chairman of the Audit Committee of the Board of Directors of Legg Mason, Inc. (the "Audit Committee").

As part of the foregoing requirements, the Chief Executive Officer, the Principal Financial Officer, the Principal Accounting Officer, the Controller and the General Counsel of Legg Mason (the "Covered Officers") must comply with the following:

o Covered Officers should be generally aware of the disclosure requirements
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applicable to Legg Mason under the Securities Act of 1933 and the Securities
Exchange Act of 1934; and

o Covered Officers may not knowingly misrepresent, or knowingly cause others to misrepresent, facts about Legg Mason in disclosure reports filed with, or furnished to, the Securities and Exchange Commission (the "SEC") or to other governmental regulators and self-regulatory organizations; and

o Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of Legg Mason and its advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents Legg Mason files with, or submits to, the SEC and in other public communications made by Legg Mason.

XII. Treatment of Others

Covered Persons must treat all persons with whom they come into contact, including other employees, clients and suppliers, fairly and with respect. Each employee should be able to work in an environment that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Company expects that all relationships among persons in the workplace will be professional and free of bias, harassment or violence. Covered Persons who violate laws or Company policies requiring fairness and respectful treatment of others are subject to disciplinary action by the Company and, potentially, civil or criminal liability. The Company is committed to the diversity of its workforce in order to help achieve growth and success for the organization. The Company strives to provide an environment that promotes respect, integrity, teamwork, achievement and acceptance regardless of race, gender, age, national origin, or any other factor that makes people unique. While all representatives of the Company share the common goal of responsiveness to clients and each other, at the same time they should embrace and value the differences in employees.

XIII. Code Violations

Legg Mason may take disciplinary action against any Covered Person who violates this Code. Disciplinary actions may include reprimand, loss of discretionary compensation, suspension, dismissal or civil action by Legg Mason. Furthermore, if a violation of this Code also constitutes a violation of law or regulations, the violator may be subject to legal penalties, including the loss of any professional license, fines and other penalties.

XIV. Compliance with this Code of Conduct

Each Covered Person is required to ensure his or her own compliance with this Code. Covered Persons are expected to use good judgment in recognizing situations where a violation of this Code may occur and ensuring that no violation occurs. In situations where it is unclear whether this Code applies, Covered Persons

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are expected to ask questions of their managers or supervisors or the Legg Mason
Legal Department.

In addition to ensuring their own compliance with this Code, Covered Persons are encouraged to report known or suspected violations of this Code by others by telephone, e-mail or in writing to Legg Mason's General Counsel. If the known or suspected violation of this Code relates to financial, internal control or accounting matters, Covered Persons are encouraged to report it in accordance with procedures established by the Audit Committee of the Company's Board of Directors. If the reporting person feels that reporting an actual or suspected violation that does not relate to financial, internal control or accounting matters to the General Counsel may be futile, he or she should report the known or suspected violation in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors of Legg Mason, Inc. (the "Corporate Governance Committee") and send it to P.O. Box 1496, Baltimore, Maryland 21203.

No officer, director or employee of Legg Mason may retaliate in any fashion against any Covered Person who reports a suspected or actual violation of this Code in good faith

XV. Amendments and Waivers

This Code may be amended only by a majority vote of the Legg Mason, Inc. Board of Directors. Waivers of any provisions of this Code may be granted by senior management at Legg Mason, Inc., however, any waiver of a provision of this Code sought by a director or executive officer of Legg Mason, Inc. may be granted only by the Corporate Governance Committee. Any changes to or waivers of this Code will, to the extent required, be disclosed as required by applicable rules and regulations of the SEC and the New York Stock Exchange.

XVI. General

The Code does not constitute a contract between the Company and any person or entity and does not, and shall not be interpreted to, create any rights for any person or entity other than the Company. Nothing in this Code shall be construed as altering the employment relationship between the Company or any employee or as granting any employee employment for any set period of time.

Adopted by the Board on 4/20/04